

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                                                                      EXHIBIT 12.1
(IN THOUSANDS OF DOLLARS, EXCEPT FOR RATIOS)



                                               Nine Months Ended
                                                 September 30,                        Years Ended December 31,
                EARNINGS                       1997         1996       1996        1995          1994        1993      1992

INCOME BEFORE INCOME TAXES, EXTRAORDINARY
CHARGE, CUMULATIVE EFFECT OF ACCOUNTING
CHANGES AND DISCONTINUED INSURANCE
OPERATIONS                                  $ 94,814     $107,893    $145,772    $116,176     $141,146     $133,507  $206,618

INTEREST EXPENSE (NET)                        15,489       18,650      24,268      26,833       25,378       44,085    62,279

PORTION OF RENTS REPRESENTATIVE
OF INTEREST FACTOR                             4,266        3,970       5,542       4,511        5,706        9,896     9,021

AMORTIZATION OF CAPITALIZED INTEREST           1,393        1,379       1,864       1,878        1,294        3,246     2,807
                                             -------      -------     -------     -------      -------      -------   -------

           TOTAL EARNINGS                   $115,962     $131,892    $177,446    $149,398     $173,524     $190,734  $280,725
                                            ========     ========    ========    ========     ========     ========  ========


                FIXED CHARGES

INTEREST EXPENSE (BEFORE DEDUCTING
CAPITALIZED INTEREST)                       $ 16,004     $ 19,110    $ 24,902    $ 29,056     $ 33,438     $ 50,949  $ 69,042

PORTION OF RENTS REPRESENTATIVE
OF INTEREST FACTOR                             4,266        3,970       5,542       4,511        5,706        9,896     9,021
                                              ------       ------      ------      ------       ------       ------    ------
         TOTAL FIXED CHARGES                $ 20,270     $ 23,080    $ 30,444    $ 33,567     $ 39,144     $ 60,845  $ 78,063
                                             =======      =======     =======     =======      =======      =======   =======



RATIO OF EARNINGS TO FIXED CHARGES            5.7209       5.7146      5.8286      4.4507       4.4330       3.1348    3.5961
                                              ======       ======      ======      ======       ======       ======    ======